Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: BRETT CHILES (713) 529-0900

EQUUS II INCORPORATED ANNOUNCES

FIRST QUARTER POST DIVIDEND NET ASSET VALUE

HOUSTON, TX – May 10, 2006 – Equus II Incorporated (NYSE: EQS) (the “Fund”) reports net assets as of March 31, 2006, of $80.0 million, or $9.88 per share. Comparative data is summarized below:

	3/31/06	12/31/05	3/31/05
Net assets	$80,065,212	$92,602,338	$75,515,326
Shares Outstanding	8,106,365	7,376,592	6,506,692
Net assets per share	$9.88	$12.55	$11.61

Significant events for the quarter were as follows:

•	Sale. In January 2006, the Fund sold its interest in Champion Window Holdings, Inc. and it received $28.1 million in cash from the sale.

•	Dividend. On March 23, 2006, the Fund paid a $2.50 per share dividend in the form of cash and stock. Approximately $13 million was distributed in cash and approximately 700,000 incremental shares were distributed in stock.

•	Real Estate. The Fund invested approximately $8 million in Cedar Lodge Holdings, Inc. to purchase a multi-family apartment complex in Baton Rouge, Louisiana and convert it to condominiums for sale as individual units. In addition, the Fund accrued $400,000 in interest income from its two real estate transactions.

•	Portfolio Company Increase. The valuation of PalletOne, Inc. increased $1 million during the first quarter of 2006 due to improved operating performance.

•	Escrow Payment. The Fund received a greater than anticipated escrow payment of $190,000 from Strategic Holdings, Inc., a previous portfolio company of the Fund.

In addition, the Fund had approximately $34 million in cash at the end of the quarter.

“We are pleased with the results for the first quarter and particularly the positive response to the payment of the $2.50 dividend”, commented Anthony Moore, Co-Chairman, CEO and President of Equus. “Second quarter focus will continue to be on evaluating investments in high growth twenty-first century trend sectors such as healthcare, education, alternative energy, entertainment and leisure and real estate. This strategic focus is transitioning the Fund into an expanding global arena which is being accompanied by an increased effort to expand our foreign shareholder base. Additionally, we are looking to provide investors with capital appreciation and some income from the Fund’s portfolio of investments. This approach is designed to revitalize the position of Equus in the closed-end arena. We believe these efforts will provide enhanced value for our shareholders.”

Equus II Incorporated is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol “EQS”. Additional information on Equus II Incorporated may be obtained from Equus’ website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.

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